                                                                   EXHIBIT 4.3.1

                          FIRST AMENDMENT TO INDENTURE

     THIS FIRST AMENDMENT to the Indenture, dated as of July 1, 1997, by and among Venture Holdings Trust, a grantor trust organized under the laws of Michigan (the "Trust"), Vemco, Inc., Vemco Leasing, Inc., Venture Industries Corporation, Venture Holdings Corporation, Venture Leasing Company, Venture Mold & Engineering Corporation, and Venture Service Company, each a Michigan corporation (each an "Issuer" and, together with the Trust, the "Issuers") and The Huntington National Bank, a national banking association, as Trustee (the "Trustee") is made as of the 27th day of May, 1999 by and among the Issuers and the Trustee.

     Section 9.1 of the Indenture provides, among other things, that the Issuers, when authorized by Board Resolutions (such term and all other capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Indenture), and the Trustee may amend the Indenture, without the consent of any Holder, for certain purposes, as set forth therein. This Amendment is being entered into for the purposes set forth in Section 9.1(1) and has been duly authorized by the Special Advisor of the Trust and by the Board of Directors of each other Issuer.

     Accordingly, the parties hereto hereby agree as follows:

SECTION 1. AMENDMENT TO THE INDENTURE

                                    ARTICLE 1
                          DEFINITIONS AND INCORPORATION
                                  BY REFERENCE

     (a) Section 1.1 of the Indenture is hereby amended by deleting subclause
(ii) of the proviso appearing at the end of the definition of "Restricted Payment" and substituting therefor the following:

"(ii) any dividend, distribution or other payment, directly or indirectly through the ownership structure, to the Issuers, or to any of the Guarantors, by the Issuers or any of their Subsidiaries."

Section 2. GOVERNING LAW.

     THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS AMENDMENT.

Section 3. HEADINGS

     The Headings of the Sections of this Amendment have been inserted for convenience of reference only, are not to be considered a part of this Amendment and shall in no way modify or restrict any of the terms or provisions hereof.

Section 4. COUNTERPART ORIGINALS.

     The parties may sign any number of copies of this Amendment. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 5. THE TRUSTEE.

     The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Amendment or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered, all as of the date first written above.

                                       VENTURE HOLDINGS TRUST
                                       VEMCO, INC.
                                       VEMCO LEASING, INC.
                                       VENTURE INDUSTRIES CORPORATION
                                       VENTURE HOLDINGS CORPORATION
                                       VENTURE LEASING COMPANY
                                       VENTURE MOLD & ENGINEERING
                                       CORPORATION
                                       VENTURE SERVICE COMPANY


                                     By: /s/ MICHAEL G. TORAKIS
                                         --------------------------------------
                                         Michael G. Torakis, President


                                     THE HUNTINGTON NATIONAL BANK


                                     By: /s/ RUTH F. SOWERS
                                         --------------------------------------
                                         Authorized Signer



                                        2